Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-53445, No. 333-74170, No. 333-119466 and No. 333-150765) on Form S-8, Registration Statements (No. 333-90326, No. 333-116224, No. 333-140461, No. 333-143153 and 333-163363) on Form S-3 and Registration Statement No. 333-36937 on Form S-1, of Nanophase Technologies Corporation of our report dated March 22, 2011 relating to our audit of the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Nanophase Technologies Corporation for the year ended December 31, 2010.

/s/ McGladrey & Pullen LLP

Schaumburg, Illinois

March 22, 2011